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PRIVILEGED AND                                                       Exhibit 8.1
CONFIDENTIAL

                                [Letterhead of]
                          CRAVATH, SWAINE & MOORE LLP
                               [New York Office]

                                                                January 13, 2004

                                   Tax Opinion
Ladies and Gentlemen:

            We have acted as counsel to IGEN International, Inc., a Delaware corporation ("IGEN") in connection with the merger and related transactions (the "Transaction") described and memorialized in an Agreement and Plan of Merger, dated as of July 24, 2003 (the "Agreement"), among Roche Holding Ltd., a joint stock company organized under the laws of Switzerland ("Roche"), 66 Acquisition Corporation II, a Delaware Corporation ("66 AC"), IGEN and IGEN Integrated Healthcare, LLC, a Delaware limited liability company ("IHLLC"). You have requested our opinion as to how the Transaction should be treated for U.S. Federal income tax purposes.

            In providing our opinion, we have examined (i) the Agreement, (ii) the Restructuring Agreement, dated as of July 24, 2003, between IGEN and IHLLC,
(iii) the Post-Closing Covenants Agreement, dated as of July 24, 2003, among Roche, IGEN and IHLLC, (iv) the Tax Allocation Agreement, dated as of July 24, 2003, among Roche, 66 AC, IGEN and IHLLC, (v) the Ongoing Litigation Agreement, dated July 24, 2003, by and between IGEN, Roche Diagnostics GmbH, a company duly organized and validly existing under the laws of the Federal Republic of Germany ("RDG") and Roche Diagnostics Corporation, an Indiana corporation ("RDC"), (vi) the Global Consent and Agreement, dated as of July 24, 2003, among Roche, IGEN, IHLLC, Meso Scale Diagnostics, LLC, a Delaware limited liability company ("MSD"), Meso Scale Technologies, LLC, a Delaware limited liability company ("MST"), Jacob Wohlstadter, an individual ("JW"), and JW Consulting Services LLC, a Delaware limited liability company ("JWCS"), (vii) the Release and Agreement, dated as of July 24, 2003, among IGEN, IHLLC, and various other companies identified in such agreement, (viii) the License Agreement, dated as of July 24, 2003, between IGEN and IGEN LS LLC, a Delaware limited liability company ("LSLLC"), (ix) the Improvements License Agreement, dated as of July 24, 2003, between IGEN and RDG, (x) the Covenants Not to Sue, dated as of July 24, 2003, among IHLLC, MSD, MST, RDG, Roche and LSLLC,

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(xi) the PCR License Agreement, dated as of July 24, 2003, among IHLLC, F.
Hoffman-LaRoche Ltd., a limited liability company organized under the laws of Switzerland ("FHL"), RDG and Roche Molecular Systems, Inc., a Delaware Corporation ("Roche USA"), (xii) the PCR Services Agreement, dated as of July 24, 2003, among IHLLC, FHL, RDG and Roche USA, (xiii) the registration statement on Form S-4, dated January 13, 2004 (the "Registration Statement"), and (xiv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, in connection with our examination, we have assumed that (i) the aforementioned documents accurately, completely and correctly reflect the legal rights and obligations of IGEN, IHLLC, Roche, 66 AC, RDG, RDC, MSD, MST, JW, JWCS, LSLLC, FHL, Roche USA and the various other companies identified in such documents, and the provisions of such documents are enforceable under applicable law and (ii) the Transaction (including all the transactions pursuant or incidental thereto) will be consummated in accordance with the terms of such documents.

            Based on the foregoing, we are of opinion that (i) although the matter is not free from doubt, the exchange of the common stock, par value $0.001 per share, of IGEN ("IGEN Common Stock") for cash and the exchange of IGEN Common Stock for the common stock, par value $0.001 per share, of IHLLC should constitute a single integrated transaction comprising a taxable sale or exchange of IGEN Common Stock as described in Section 1001 of the Internal Revenue Code of 1986, as amended (the "Code"), and a complete redemption of the remaining IGEN Common Stock owned by the relevant shareholders within the meaning of Section 302(b)(3) of the Code, respectively and (ii) the statements made in the Registration Statement under the caption "U.S. Federal Income Tax Consequences", insofar as they purport to describe the material U.S. Federal income tax consequences of the merger and related transactions, accurately summarize the matters described therein.

            The opinion expressed herein is based upon existing statutory, regulatory, administrative and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based on the assumptions set forth above, and our opinion cannot be relied upon if any of the facts or assumptions contained in the documents that we have examined are, or later become, inaccurate. Our opinion is limited to the matters specifically covered hereby and is not binding on a court or the Internal Revenue Service. Finally, we have not been asked to address, nor have we addressed, any other consequences relating to the Transaction or any other transaction.

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            We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the caption "U.S.
Federal Income Tax Consequences" in the proxy statement/prospectus included therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                Very truly yours,

                                /s/ Cravath, Swaine & Moore LLP

IGEN International, Inc.
         16020 Industrial Drive
                  Gaithersburg, MD  20877

Attn:    Mr. Samuel J. Wohlstadter
         Chairman and Chief Executive Officer